Exhibit 4.80
LEASE
     THIS LEASE made and entered into this 6th day of August, 1993, by and between David J. and Bernard Meyers, hereinafter called “Landlord” whether one or more, and Data Transmission Network Corporation, a Delaware corporation, hereinafter called “Tenant.”
W I T N E S S E T H:
     1. Premises. Landlord does hereby demise and lease unto Tenant and Tenant does hereby lease from Landlord the premises located in the City of Omaha, County of Douglas, and State of Nebraska, described as follows:
That portion of the 52,388 square foot building located on Lot 4 of Meyers Industrial Park, which consists of the existing office space and mezzanine and that amount of the West portion of the building so that the total square footage of the leased premises is 28,436 square feet;
Including all improvements now or hereafter during the term of this lease located thereon and all appurtenances thereto, all of which hereinafter are collectively referred to as the “Premises.” The Premises are commonly known as 11111 “E” Circle, Omaha, Nebraska.
     2. Use. Tenant may use the Premises for any lawful purpose or may permit the Premises to remain vacant.
     3. Term. The initial term of this lease shall be for five (5) years, beginning on the 1st day of January, 1994, and ending on the 31st day of December, 1998, unless sooner terminated as provided in this lease.
     4. Options to Extend Term. Tenant shall have the option to extend the term of this lease for an additional term of five (5) years, to and including the 31st day of December, 2003, upon the same terms and conditions as are contained in this lease, upon the giving of written notice of the exercise of such option to Landlord at least sixty (60) days prior to the expiration of the initial term of this lease. The giving by Tenant of said written notice of the exercise of Tenant’s option to extend the term of this lease automatically shall effectuate such extension, and no further documents or agreements of any kind shall be required for such purpose.
     5. Rent. Tenant agrees to pay Landlord as rent for the Premises during the term of this lease the sum of Six Thousand Seven Hundred Fifty-three and 55/100ths Dollars ($6,753.55) per month, such rent to be paid on or before the 10th day of each calendar month during the term of this lease for the current calendar month, at the office of Landlord in 9100 “F” Street, Omaha, Nebraska 68127, or at such other place as Landlord may direct in writing. If only part of any calendar month falls within the term of this lease, then the rent for such calendar month shall be prorated on a daily basis.
     6. Utilities. Landlord agrees to furnish at its cost all N/A for the Premises during the term of this lease. Tenant agrees to pay for all other utilities used by it in and about the Premises during the term of this lease; provided that Landlord, at its expense, shall separately meter the utility services serving the Premises apart from the remainder of the building.*
      7. Ingress and Egress. Tenant at all times during the term of this lease shall have unobstructed ingress and egress between each of the entrances to the Premises and a public street or alley. Landlord agrees during the term of this lease not to interfere with or disturb any entrances, exists or approaches to or from the Premises and not to deprive the Premises of any light or air now enjoyed by the premises and further agrees to use all reasonable means to prevent any such interference, disturbance or deprivation by any third party.
     8. Possession. Tenant shall be entitled to possession of the Premises on or before October 1, 1993, rent free, prior to the commencement of the term of this lease for the purposes of installing its fixtures and equipment, stocking and arranging its merchandise and otherwise preparing for its occupancy of the Premises. Landlord agrees to deliver the Premises to Tenant for such purposes and for Tenant’s occupancy during the term of this lease in a clean, safe and tenantable condition upon the execution of this lease or as soon thereafter as the Premises become vacant.
     9. Alterations by Tenant. Tenant, at its expense, from time to time during the term of this lease may make such alterations, additions or improvements in or to the Premises as it deems necessary and may erect or remove any walls or partitions in or about the Premises; provided, that any such work done by Tenant shall be done in a workmanlike manner without impairing the structural soundness of the Premises and shall comply with every applicable requirement of law or any duly constituted authority having jurisdiction over the Premises. Landlord agrees to cooperate with Tenant in securing any necessary permits and authorities to perform any work on the Premises permitted under this lease. At or prior to the termination of this lease or of any hold over by Tenant under this lease, Tenant shall have the right but not the obligation to remove from the Premises any alterations, additions or improvements in or to the Premises made by Tenant pursuant to this paragraph; provided, that Tenant accomplishes such removal without substantial damage to the Premises. No damage to the Premises from such removal shall be considered substantial if, promptly after such removal, Tenant restores the Premises to the condition they were in immediately prior to the making of such alternations, additions or improvements. Any such alterations, additions or improvements which Tenant elects not to remove from the Premises shall become the property of Landlord.
     10. Tenant’s Fixtures. Tenant, at its expense, from time to time during the term of this lease may place or install in or upon the Premises any fixtures, equipment, signs or other devices. Such fixtures, equipment, signs and devices placed or installed by Tenant shall remain the personal property of Tenant and, even though attached to the Premises, may be removed by Tenant at or prior to the termination of this lease or of any holdover by Tenant under this lease; provided, that Tenant shall repair any damage to the Premises caused by such removal.
     11. Liens. Tenant shall not permit any liens to stand against the Premises for any labor or material furnished to Tenant in connection with any work performed by or at the direction of Tenant, and Landlord shall not permit any liens to stand against the Premises for any

*	Electrical service shall be a maximum of 400 amps.

labor or material furnished to Landlord in connection with any work performed by or at the direction of Landlord. The party at whose direction such labor and material were furnished may contest the validity or amount of any such lien; but, upon final determination of the validity and amount thereof, such party immediately shall pay any judgment rendered with all proper costs and charges and shall have the lien released at its expense.
     12. Condition of Premises. Landlord covenants that the Premises and all fixtures therein and appurtenances thereto, except such work as may have been done therein by Tenant pursuant to paragraph 9, conform or will be caused by Landlord to conform to every applicable requirement of law or any duly constituted authority having jurisdiction over the Premises. Landlord agrees, at its expense, from time to time during the term of this lease promptly to take such actions as may be necessary to comply with the covenant contained in this paragraph and further agrees to hold Tenant harmless from any claims, demands, liabilities, penalties and expenses resulting from the failure of the Premises or said fixtures and appurtenances to conform to said requirements.
     13. Sidewalks. Landlord agrees to keep the sidewalks and driveways adjacent to the Premises free from snow, ice and debris and to provide lawn care and Tenant agrees to pay quarterly its 54.27% prorata share of Landlord’s out-of-pocket expenses to do so.
     14. Surrender upon Termination. Upon the termination of this lease, or upon the last day of any holdover by Tenant under this lease, Tenant agrees to surrender the Premises to Landlord in as good condition as they are in when Tenant takes possession thereof, except for (a) ordinary wear and tear, (b) repairs and replacements required to be made by Landlord, (c) permitted alterations, additions and improvements, and (d) damage from any casualty.
     15. Holdover. Tenant at its option may holdover under this lease at the end of the term thereof, without extending the term of or renewing this lease, if Landlord has not given written notice to Tenant, at least ninety (90) days prior to the expiration of the term of this lease, to vacate the premises at the expiration of the term. If Tenant does so holdover, then its tenancy of the Premises thereafter shall continue upon the terms and conditions in effect during the last month of the term of this lease until terminated by either party by written notice given at least sixty (60) days before the effective date of such termination.
     16. Landlord’s Covenants. Landlord covenants and warrants that it has good and marketable title to the Premises; that it has full right and lawful authority to make this lease; and that throughout the term of this lease, so long as Tenant performs its obligations hereunder within the time permitted for such performance, Tenant shall have, hold and enjoy quiet possession of the Premises without any disturbance or interference from Landlord or anyone claiming by, through or under Landlord.
      17. Taxes. Tenant agrees, during the term of this lease, to pay when due all personal property taxes on its personal property located in and about the Premises. Landlord agrees, during the term of this lease, to pay when due all real estate taxes and assessments of every kind and nature which have been or hereafter may be levied or assessed upon or against the Premises.

     18. Hazard Insurance. Landlord at its expense at all times during the term of this lease shall provide and maintain in force with respect to the Premises a standard fire and lightning insurance policy or policies, with an extended coverage endorsement, providing a total amount of insurance sufficient to repair, restore and rebuild the Premises as required by paragraph 28 in the event of any damage to or the destruction of the Premises. Such policy or policies shall be issued by a financially responsible insurance company or companies duly authorized to transact business in the State in which the Premises are located and may contain a loss deductible clause providing for a deductible not to exceed $250. At Tenant’s request from time to time, Landlord shall furnish to Tenant evidence reasonably satisfactory to Tenant that such insurance is in force. In the event of any damage to or the destruction of the Premises, Landlord agrees to apply any amounts payable under such insurance policy or policies (or so much of such amounts as may be required) to the performance and fulfillment of Landlord’s obligation to repair, restore and rebuild the Premises as required by paragraph 28, but this sentence in no way shall be deemed or construed to limit or reduce such obligation.
     19. Waiver of Claims. Each party hereto hereby waives any and all claims for recovery which such party or anyone claiming through such party may have against the other party hereto for or with respect to any loss of or damage to such waiving party’s property which is insured under valid insurance policies, to the extent of any recovery actually collectible under such insurance policies, whether or not such loss or damage is caused by the negligence of such other party or such other party’s agents, employees, subtenants or licensees or of any other person or persons for whose actions such other party may be responsible or liable; provided, that the foregoing waiver shall be effective only when permitted by the applicable insurance policy.
     20. Repairs and Replacements. Tenant agrees, during the term of this lease, at its expense to make all repairs to the interior, non-structural portions of the Premises which are necessary to maintain the Premises in good order and repair, including but not limited to routine maintenance of the plumbing, sewer, electrical and elevator (if any) systems serving the Premises; provided, that Tenant, irrespective of any negligence on its part, shall not be obligated to make any repairs or replacements necessitated by damage from fire, the elements or any other casualty. Landlord agrees, during the term of this lease, at its expense promptly to make all necessary repairs and replacements (a) to all exterior portions (including plate glass) of the Premises, (b) to all structural portions (whether exterior or interior) of the Premises, including but not limited to the walls, roof and foundation, and (c) to sidewalks, driveways and pedestrian approaches adjacent to the Premises. Landlord further agrees, during the term of this lease, at its expense promptly to make any major repairs or replacements required with respect to the plumbing, sewer, electrical and elevator (if any) systems serving the Premises. Tenant shall have no obligation to make any repairs to the Premises which are required because of defective materials or workmanship either in the construction of the Premises or in any work on the Premises required to be done by Landlord, and Landlord agrees to make all such repairs at its expense.*

*	Notwithstanding the foregoing, Tenant agrees to provide all maintenance, repairs and replacements of the heating and air conditioning systems installed by Tenant and Landlord agrees to provide all maintenance, repairs and replacements of the heating and air conditioning systems serving the Premises on the date of this lease and those installed by Landlord.

     21. Sale of Premises. In the event of a sale of the Premises, this lease shall not be altered or affected in any way but shall remain in full force and effect and be binding upon the purchaser and Tenant in all respects. Landlord agrees to provide, as one of the terms of any sale of the Premises, that the purchaser of the Premises shall acquire the Premises subject to all of the terms and conditions of this lease, including but not limited to Tenant’s options to extend the term of this lease.
     22. Assignment and Subletting. Landlord agrees that Tenant shall have the right to assign this lease and to sublease all or any part of the Premises; but, in the event of any such assignment or sublease, Tenant agrees to remain liable for the performance of Tenant’s obligations under this lease.
     23. Default. If any default by either party to this lease continues uncorrected for more than thirty (30) days after written notice thereof, stating with particularity the nature and extent of the default, has been given to the defaulting party by the other party, then the party giving such notice may at its option terminate this lease and pursue any and all such remedies as may be available to it at law or in equity. At any time after any default by Landlord, Tenant (after giving at least ten (10) days’ prior notice to Landlord of Tenant’s intent to correct such default) may but shall not be obligated to correct such default. Tenant, without prior notice to Landlord, may but shall not be obligated to make any repairs and replacements required to be made by Landlord which, in the reasonable opinion of Tenant, are of an urgent nature. In the event that Tenant corrects any such default or makes any such repairs and replacements, then Landlord upon demand by Tenant shall reimburse Tenant, with interest at the rate of six percent (6%) per year, for all costs and expenses incurred by Tenant in connection with the correction of any such default or the making of any such repairs and replacements. The fact that any such default is corrected or any such repairs and replacements are made by Tenant shall not diminish or change the obligations of Landlord set forth in paragraphs 20 and 28 of this lease. Any sums due Tenant from Landlord under any of the provisions of this lease, or arising out of Landlord’s failure to perform any of its obligations under this lease, may be deducted by Tenant from the rent then or thereafter becoming due Landlord. Pending final determination of the validity and amount of any claim of Tenant under any of the provisions of this lease, Tenant without penalty or default may withhold from rent the amount claimed by it. No delay or omission by either party in exercising any right accruing upon any default by the other party shall impair any such right or be construed as a waiver thereof, and every such right may be exercised at any time during the continuance of such default. The waiver by either party of a default by the other party shall not be construed as a waiver of any subsequent default or of any other provision of this lease.
     24. Consent of Landlord. Whenever this lease requires the prior consent of Landlord to an intended act on the part of Tenant, Landlord agrees not unreasonably to withhold such consent.
      25. Delays in Performance. The performance by landlord and Tenant of any of their respective obligations or undertakings provided for in this lease (except the payment of rent or any other sums of money payable by either party under this lease) shall be excused and no default shall be deemed to exist in the event and so long as the performance of any of such obligations or undertakings is prevented, delayed, retarded or hindered by any act of God; fire;

earthquake; flood; explosion; action of the elements; war; insurrection; riot; mob action; failure of transportation; strike; lockout; action of labor unions; condemnation; law; ordinance; order or regulation of government or civil or military authorities; inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market; or any other cause beyond the control of the party required to render such performance.
     26. Definitions. Except as otherwise expressly stated in this lease, the “term” of this lease shall include the original term and any additional terms as to which Tenant exercises it options pursuant to paragraph 4; “Landlord” shall include all grantors of the term; and references to this “lease” shall include this agreement and any properly executed amendment thereof or supplement thereto.
     27. Eminent Domain. If the whole or any part of the Premises is taken by any public authority under the power of eminent domain or any other authority of law, then the term of this lease shall cease as to the part of the Premises so taken from the date the possession of such part shall be required by such public authority for any purpose; and the rent for the Premises thereupon shall abate in proportion to the amount of the Premises taken by such public authority. Notwithstanding the foregoing, if, in the judgment of Tenant, the part of the Premises so taken is such as to materially adversely affect the suitability of the remaining part of the Premises for Tenant’s business use, then Tenant for a period of sixty (60) days from the date of such taking of possession by such public authority shall have the right, exercisable at its option, either to terminate this lease without further obligation to Landlord by giving written notice of such termination to Landlord or to continue in possession of the remaining part of the Premises pursuant to this lease but with a reduction in the rent in proportion to the amount of the Premises taken by such public authority. If Tenant does not so terminate this lease within said sixty (60) day period, or if Tenant shall within such period give written notice to Landlord of Tenant’s waiver of its said right of termination, then Landlord, at its expense, promptly after such taking of possession by such public authority shall repair or reconstruct the improvements on the remaining portion of the Premises so as to restore such improvements to a complete structural unit suitable for Tenant’s business use and as nearly as possible to the improvements existing immediately prior to such taking. The parties agree that the termination of this lease or any abatement of rent caused by the taking of the whole or a part of the Premises by right of eminent domain or any other authority of law shall not affect the right of Tenant to recover from the condemning authority such damages as Tenant may sustain or such award to which Tenant may be entitled by reason of the exercise of such right or authority. Neither party shall have any right in or to any award made to the other party by the condemning authority or in or to any damages collected by the other party from the condemning authority. Any dispute between Landlord and Tenant under the provisions of this paragraph shall be submitted to the American Arbitration Association for determination in accordance with its procedures in effect at such time, and such determination shall be binding upon both Landlord and Tenant.
     28. Damage or Destruction. Landlord covenants and agrees that, in the event of any damage to or the destruction of the Premises by fire, the elements or any other casualty, Landlord, at its expense, promptly will repair, restore and rebuild the Premises as nearly as possible to the condition that they were in immediately prior to such damage or destruction. In the event that such damage or destruction makes the Premises, in whole or in part, unfit in Tenant’s reasonable judgment for Tenant’s business use, then the rent provided for in this lease, or a proportionate part thereof according to the extent of Tenant’s loss of use of the Premises, shall abate until the Premises have been repaired, restored and rebuilt as aforesaid. Notwithstanding the foregoing, in the event that the Premises are more than sixty percent (60%) destroyed by fire, the elements or any other casualty, then Landlord shall have the option either to repair, restore and rebuild the Premises as aforesaid or to terminate this lease; provided, that Landlord shall give written notice to Tenant of its exercise of such option to terminate this lease within thirty (30) days after the occurrence of such destruction and, in the absence of such notice, shall be deemed to have elected to repair, restore and rebuild the Premises. In the event that the Premises are damaged or destroyed, in whole or in part, and cannot be made fully available to Tenant for Tenant’s use within seventy-five (75) days after the occurrence of such damage or destruction, then Tenant may within ninety (90) days after the occurrence of such damage or destruction, at its option, by written notice to Landlord terminate this lease without further obligation to Landlord.
     29. Number and Gender. Where the context of this lease requires, singular words shall be read as if plural, plural words shall be read as if singular, and words of neuter gender shall be read as if masculine or feminine.
     30. Notices. Any notice permitted or required under this lease to be given by Landlord to Tenant shall be given by United States registered or certified mail, return receipt requested, addressed to Tenant at the address shown opposite its signature to this lease, or at such other address as Tenant may from time to time furnish in writing to Landlord. Any notice permitted or required under this lease to be given by Tenant to Landlord shall be given in person or by United States registered or certified mail, return receipt requested, addressed to Landlord at the address to which the most recent rental payment was made pursuant to this lease. If there be more than one Landlord hereunder, then the giving of any permitted or required notice by Tenant to any one Landlord shall be sufficient for all purposes of this lease.
     31. Binding Agreement. All of the grantors of the term of this lease shall be bound jointly and severally by this lease. This lease contains the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. All covenants by Landlord contained in this lease shall run with the land.
     32. Governing Law. This lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.
     33. Multiple Counterparts. This lease may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.
     34. Cumulative Rights. The rights, [word illegible in the original], elections and remedies of each of the [word illegible in the original] contained in this lease shall be cumulative; and no one of such rights, [word illegible in the original], elections and remedies shall be construed as excluding any other of them or any right or remedy allowed or provided by law.
     35. Severability. If any provision of this lease shall be declared legally invalid or unenforceable, then the remaining provisions of this lease nevertheless shall continue in full force and effect and shall be enforceable to the fullest extent permitted by law.

     36. Title Evidence and Survey. At the request of Tenant, Landlord at its expense agrees promptly to furnish to Tenant for Tenant’s examination (a) a currently extended abstract of title or a current title insurance binder or commitment evidencing Landlord’s title to the Premises and the condition of such title, and (b) a current survey of the Premises prepared by a registered or licensed land surveyor, which survey shall show the boundaries and legal description of the Premises and the locations of the structures and improvements then situated on or constituting all or a portion of the Premises.
     37. Paragraph Titles. The titles of the various paragraphs of this lease have been inserted merely as a matter of convenience and for reference only and shall not be deemed in any manner to define, limit or describe the scope or intent of the particular paragraphs to which they refer or to affect the meaning or construction of the language contained in the body of such paragraphs.
     38. Modification. This lease may not be amended or supplemented orally but only by an agreement in writing and signed by the party against whom enforcement of any such amendment or supplement is sought.
     The Addendum of even date herewith signed by Landlord and Tenant and containing Paragraphs 39 through 46, inclusive, constitutes a part of this lease.

     IN WITNESS WHEREOF, the parties hereto have executed this lease as of the day and year first above written.
Landlord’s Address:

9100 “F” Street	/s/ David J. Meyers

Omaha, NE 68127	David J. Meyers

/s/ Bernard Meyers

Bernard Meyers, Landlord

Tenant’s Address:

9110 West Dodge Road, Suite 200	DATA TRANSMISSION NETWORK CORPORATION

Omaha, NE 68114	a Delaware corporation

By:	/s/ Steve Ball	Secretary
By:
	Tenant	(Title)

ADDENDUM TO LEASE BETWEEN DAVID J. MEYERS AND
BERNARD MEYERS, AS LANDLORD, AND
DATA TRANSMISSION NETWORK CORPORATION, AS TENANT
     39. Security Deposit. As partial consideration for the execution of this lease, Tenant has delivered to Landlord the sum of $6,753.55 as a Security Deposit. The Security Deposit will be returned to Tenant at the expiration of this lease if Tenant has fully complied with all covenants and conditions of this lease.
     40. Public Liability Insurance. Tenant at its expense at all times during the terms of this lease shall provide and maintain with respect to the Premises general public liability insurance in form customarily written for the protection of owners, landlords and tenants of real estate, with Landlord as an additional insured, which insurance may be in the form of blanket coverage and shall provide coverage of not less than $500,000 for injuries to any one person, $500,000 for injuries to persons in one accident, and $500,000 for damage to property. Landlord at its expense at all times during the term of this lease shall provide and maintain with respect to the common areas serving the Premises general public liability insurance in form customarily written for the protection of owners, landlords and tenants of real estate, with Tenant as an additional insured, which insurance may be in the form of blanket coverage and shall provide coverage of not less than $500,000 for injuries to any one person, $500,000 for injuries to persons in one accident, and $500,000 for damage to property.
     41. Additional Rent. Tenant shall pay to Landlord, as additional rent commencing on or after January 1, 1995, the Tenant’s 54.27% prorata share of (i) any increase from the base year in the general real estate taxes with respect to the land and improvements located on Lot 4 of Meyers Industrial Park and (ii) any increase from the base year in the amount of total premiums for standard fire and lightning insurance, with an extended coverage endorsement, providing for coverage of such land and improvements. The base year general real estate taxes and hazard insurance premiums shall be those paid by Landlord in 1994; provided, such payments shall not represent taxes or premiums for less than 12 full months. Tenant shall pay such additional rent in installments at such times as Landlord pays such additional real estate taxes and insurance premiums.
      42. Improvements. On or before the commencement of the term of this lease Landlord agrees to make at its expense the following improvements to the Premises and the common areas serving the Premises, to-wit:
(a)	Construct a demising wall separating the Premises from the remainder of the building along column No. 5 of the architectural drawings.

(b)	Remove existing drive-in-ramp at the southwest portion of the building and install two (2) edge-of-dock levelers as designated by Tenant.

(c)	Install one (1) dock seal on westerly most dock door on south side of building.

(d)	Install shelving on west wall of the Premises equal in quality and quantity to the shelving currently used by Harding Glass Industries.
In consideration of Tenant entering into this lease, Landlord agrees to pay to Tenant on or before the commencement of the term of this lease the sum of $25,000 in cash.
     43. Roof Access. Landlord shall provide to Tenant, rent free, sufficient space on the roof of the building over the Premises to allow Tenant to install and maintain satellite dishes and related transmission equipment.
     44. Time of Essence. Time is of the essence of this lease, and all provisions of this lease relating to the time of performance of any obligation under this lease shall be strictly construed.
     45. Memorandum of Lease. Landlord and Tenant agree not to record this lease; but Landlord agrees, at the request of Tenant, to execute a Memorandum of Lease in form recordable and reasonably satisfactory to Tenant.
     46. Additional Option to Extend Term. If Tenant exercises the option to extend the term of this lease as provided in Paragraph 4, then Tenant shall have the option to further extend the term of this lease for a second additional term of five (5) years, to and including December 31, 2008, upon the giving of written notice of the exercise of such option to Landlord at least sixty (60) days prior to the expiration of the first additional term of this lease. The terms and conditions of this lease applicable during such second additional term shall be the same as are contained in this lease, except the monthly rent provided in Paragraph 5 shall increase to $7,345.97 and the base year general real estate taxes and hazard insurance premiums provided in Paragraph 41 shall be those paid by landlord in calendar year 2003, provided such payments shall not represent taxes or premiums for less than 12 full months. The giving by Tenant of its written notice of the exercise of its option to further extend the term of this lease automatically shall effectuate such second extension upon the terms provided in the preceding sentence, and no further documents or agreements of any kind shall be required for such purpose.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum as of the 6th day of August, 1993.

/s/ Helen Thurman	/s/ David J. Meyers

General Notary — State of Nebraska	David J. Meyers
Helen M. Thurman
My Comm. Exp. March 2, 1995	/s/ Bernard Meyers

Bernard Meyers

General Notary — State of Nebraska	DATA TRANSMISSION NETWORK CORPORATION
Carol A. Pigg	a Delaware corporation
My Comm. Exp. June 10, 1996
/s/ Carol A. Pigg	By:	/s/ Steve Ball

	Title:	Secretary

2

A D D E N D U M
     THIS addendum, dated August 6, 1993, and to become a part of the original lease between DATA TRANSMISSION NETWORK and DAVID J. AND BERNIE R. MEYERS provides the following option to DTN:
     DTN is hereby granted an option for a right of first refusal for the remaining space at 11111 E Circle, Omaha, Nebraska and currently under lease to HARDING GLASS INDUSTRIES. HGI has an option to extend their lease expiring December 31, 1998, for a period of three or five years. If HARDING elects to forego the renewal option six (6) months prior to the termination of the lease, DTN is granted a 30 day right of first refusal for the 23,952 square feet leased to HARDING. The price to be at the then existing rate being paid by DTN.
     IN the event HARDING exercises either a three or five year option, DTN is hereby granted a 30-day period right of first refusal for the 23,952 square feet upon the termination of the option period. The price to be at the then existing rate being paid by DTN.
     IF at any time under the conditions stated above, DTN exercises the right of first refusal and occupies the entire premises, the base year general real estate taxes and hazard insurance premiums provided in paragraph 41 shall be reset to those paid by the Landlord in the year immediately preceding the full occupancy of the premises by DTN.
     IN witness whereof, Landlord has executed this Addendum as of the 6th day of August, 1993.

General Notary — State of Nebraska	/s/ David J. Meyers

Helen M. Thurman	David J. Meyers
My Comm. Exp. March 2, 1995
/s/ Helen M. Thurman	/s/ Bernie R. Meyers

Bernie R. Meyers

EXECUTION OF OPTION TO EXTEND LEASE TERM
ADDENDUM TO LEASE BETWEEN DAVID J. MEYERS AND
BERNARD R. MEYERS, AS LANDLORD, AND
DATA TRANSMISSION NETWORK CORPORATION, AS TENANT
     This addendum, dated this 21st day of September, 1995, and to become a part of the original lease between DATA TRANSMISSION NETWORK CORPORATION and DAVID J. AND BERNARD R. MEYERS provides the following agreement and terms:
     A. DTN hereby agrees to execute its first option to extend term of the lease for five (5) years, to and including the 31st day of December, 2003 per all terms and agreements listed in paragraph 4 of the original lease dated August 6, 1993.
     The early execution of this option in no way affects the agreed terms of DTN’s second option period granted in paragraph 46 of the addendum to the original lease.
     B. DAVID J. MEYERS AND BERNARD R. MEYERS further agree to pay the sum of $10,000.00 to DTN upon the complete installation of a new fire sprinkler system to the part of the premises occupied by DTN.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this addendum as of the 21st day of September, 1995.

/s/ David J. Meyers
David J. Meyers

/s/ Bernard R. Meyers
Bernard R. Meyers

DATA TRANSMISSION NETWORK CORPORATION a Delaware corporation

By:	/s/ Greg T. Sloma
Title:	EUP & COO

MEYERS FAMILY ENTERPRISES
10064 S. 134TH STREET
OMAHA, NE 68138
402-896-2200
EXECUTION OF OPTION TO EXTEND LEASE TERM ADDENDUM TO LEASE
BETWEEN MEYERS FAMILY ENTERPRISES, LLC, AS LANDLORD, AND
DATA TRANSMISSION NETWORK CORPORATION, AS TENANT
This addendum, dated this 19th day of June, 2003, and to become a part of the original lease between DATA TRANSMISSION NETWORK CORPORATION (DTN) AND DAVID J. AND BERNARD R. MEYERS (LATER TRANSFERRED TO MEYERS FAMILY ENTERPRISES), provides the following agreement and terms:
A.	DTN hereby agrees to execute its second option to extend term of the lease for five (5) years, to and including the 31st day of December, 2008 per all terms and agreements listed in the original lease dated August 6, 1993 except that the rent is agreed to be $7,345.97 per month effective January 1, 2004 through December 31, 2008.
OPTION TO EXTEND TERM. Tenant shall have the option to extend the term of this lease for an additional term of five (5) years, to and including the 31st Day of December, 2013, upon the same terms and conditions as are contained in the original lease, except the monthly rent is agreed to be $9,360.18 per month effective January 1, 2009 through December 31, 2013. Written notice of the exercise of such option must be delivered to Landlord prior to June 30, 2013. The giving by Tenant of said written notice of the exercise of Tenant’s option to extend the term of this lease automatically shall effectuate such extension, and no further documents or agreements of any kind shall be required for such purpose.
IN WITNESS WHEREOF, Landlord and Tenant have executed this addendum as of the 19th day of June, 2003.

/s/ Joseph S. Meyers
Joseph S. Meyers — Partner

DATA TRANSMISSION NETWORK CORPORATION a Delaware corporation

By:	/s/ signature illegible in the original
Title:	6/17/03

MEYERS FAMILY ENTERPRISES
10064 S. 134TH STREET
OMAHA, NE 68138
402-896-2200
EXECUTION OF OPTION TO EXTEND LEASE TERM ADDENDUM TO LEASE
BETWEEN MEYERS FAMILY ENTERPRISES, LLC, AS LANDLORD, AND
DTN, Inc., AS TENANT
This addendum, dated this 1st day of July, 2008, and to become a part of the original lease between DATA TRANSMISSION NETWORK CORPORATION, INC. (now known as DTN, Inc.) AND DAVID J. AND BERNARD R. MEYERS (LATER TRANSFERRED TO MEYERS FAMILY ENTERPRISES, LLC), and to all previously signed addendums, provides the following agreement and terms:
A.	DTN, Inc. hereby agrees to execute its option to extend term of the lease for five (5) years, to and including the 31st day of December, 2013 per all terms and agreements listed in the original lease dated August 6, 1993 except that the rent is agreed to be $3.85/ft ($9,123.21 per month) effective January 1, 2009 through December 31, 2013.

B.	This lease continues to be an Industrial Gross Lease. Base year real estate taxes continue to be $21,441.88. Base year insurance continues to be $1,223.00.
OPTION TO EXTEND TERM. Tenant shall have the option to extend the term of this lease for an additional term of five (5) years, to and including the 31st Day of December, 2018, upon the same terms and conditions as are contained in the original lease, except the monthly rent is agreed to be $4.40 per foot ($10,426.53) per month effective January 1, 2014 through December 31, 2018. Written notice of the exercise of such option must be delivered to Landlord prior to June 30, 2013. The giving by Tenant of said written notice of the exercise of Tenant’s option to extend the term of this lease automatically shall effectuate such extension, and no further documents or agreements of any kind shall be required for such purpose.
IN WITNESS WHEREOF, Landlord and Tenant have executed this addendum.

/s/ Joseph S. Meyers
Joseph S. Meyers — Partner
Meyers Family Enterprises

DTN, Inc. a Delaware Corp.
By:	/s/ Richard G. Hallé
Title:	CFO